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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                              COMPANY CONTACT:  Vion Pharmaceuticals, Inc.
                                                Howard B. Johnson, CFO
                                                (203) 498-4210 phone

                Vion Pharmaceuticals Receives Notice From Nasdaq

NEW HAVEN, CT, July 17, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it received a letter, dated July 15, 2002, from The Nasdaq Stock Market, Inc., notifying Vion that during the preceding 30 consecutive trading days, the bid price of Vion's common stock had closed below the minimum bid price of $1.00 per share as required by the Nasdaq National Market under Nasdaq Marketplace Rule 4450(a) (5) (the "Rule"). The letter stated that Vion has until October 14, 2002 to demonstrate compliance with the Rule (i.e. the bid price of the Vion common stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days, and under certain circumstances, more than 10 trading days) and that, if Vion is not in compliance by that date, Nasdaq will notify Vion that its securities will be delisted from the Nasdaq National Market. If such event occurs, Vion may appeal the decision to a Nasdaq Listing Qualifications Panel.

The letter also stated that Vion could apply to transfer the listing of its common stock to the Nasdaq SmallCap Market. To transfer, Vion would be required to satisfy the continued listing requirements for the Nasdaq SmallCap Market, which makes available an extended grace period for the minimum $1.00 per share bid price requirement. If Vion submits a transfer application to Nasdaq and pays the applicable listing fees to Nasdaq by October 14, 2002, initiation of delisting proceedings will be stayed pending the Nasdaq's staff's review of the transfer application. If the transfer application is approved, Vion will be afforded the 180 calendar day grace period available to companies listed on the Nasdaq SmallCap Market which commences with the July 15, 2002 letter, or until January 13, 2003. Vion may also be eligible for an additional 180 calendar day grace period provided that it meets the initial listing requirements for the Nasdaq SmallCap Market under Nasdaq Marketplace Rule 4310 (c) (2) (A). This rule states that for initial inclusion, the issuer shall have: (i) stockholders' equity of $5 million; or (ii) market value of listed securities of $50 million...; or (iii) net income of $750,000 (excluding extraordinary or non-recurring items) in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

The letter also stated that if Vion were to transfer the listing for its common stock to the Nasdaq SmallCap Market, Vion may be eligible to transfer the listing for its common stock back to the Nasdaq National Market, without paying initial listing fees, if by July 10, 2003, the bid price of Vion's common stock maintains the $1.00 per share requirement for 30 consecutive trading days and Vion maintains compliance with all other continued listing requirements for that market.

If Vion applied to transfer the listing of its common stock to the Nasdaq SmallCap Market and the Nasdaq staff does not approve such application, Nasdaq would at that time notify Vion that



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its securities will be delisted from the Nasdaq National Market. If such event occurs, Vion may appeal the decision to the Nasdaq Listing Qualifications Panel.

If a delisting from the Nasdaq National Market were to occur, shares of Vion's common stock could trade on the Nasdaq SmallCap Market as discussed above, or in the over-the-counter market in the "pink sheets" maintained by Pink Sheets LLC or on the National Association of Securities Dealers' OTC Bulletin Board, which was established for securities that do not meet the Nasdaq listing requirements. Such alternative trading markets are generally considered less efficient than the Nasdaq National Market. Consequently, selling Vion's common stock would be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and securities analysts' and news media coverage of Vion may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of common stock.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair, currently in Phase I combination studies and Phase II single agent trials; VNP40101M, a unique DNA alkylating agent currently in Phase I clinical trials and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' 2001 Annual Report filed on Form 10-K (file no. 0-26534) including the inability to raise additional capital, the possibility that any or all of the company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the company from marketing its products, the possibility that third parties will market a product equivalent or superior to the company's product candidates and the possibility that preclinical results may not be indicative of results in human clinical trials and that results achieved in early clinical trials are not necessarily indicative of the results that will be achieved in subsequent or expanded clinical trials. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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